Exhibit 99.1 - News Release – Fourth fiscal quarter ended September 28, 2014.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports results for fourth fiscal quarter

(A previous version of this news release should have said that debt reduction since the end of the fiscal year ended September 28, 2014, totaled $15.3 million, rather than $12.3 million. The corrected amount is included below. The change has no impact on any reported amounts for the quarter or the full year.)

DAVENPORT, Iowa (December 11, 2014) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) earnings of 6 cents per diluted common share for its fourth fiscal quarter ended September 28, 2014, compared with a loss of $1.71 a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 2 cents, compared with earnings of 25 cents a year ago. For the full year, earnings per diluted common share totaled $0.13 compared to a loss of $1.51 in the prior year, and adjusted earnings per diluted common share decreased to $0.41 from $0.47.

Mary Junck, chairman and chief executive officer, said: "Lee continues to drive digital revenue and audiences at an accelerating pace. Our rapid digital growth, along with our many print and new digital initiatives, positions us especially well, we believe, for a strong 2015. Our successful introduction of full access subscriptions also continues to heighten our optimism, as our unmatched local news gives us a powerful advantage in every market.”

She added: “For the fiscal year, through our business transformation initiatives, we reduced cash costs(2) 2.4% as reported, and 3.7% excluding the subscription-related expense reclassification, exceeding our previous guidance of a decrease of 3.0-3.5%. Since 2007 we have reduced cash costs by more than 37%, totaling $297 million. Additionally, we achieved our sixth consecutive year of strong and stable adjusted EBITDA(2) and unlevered free cash flow(2) and returned to profitability for the first year since 2010.”

She also noted the following financial highlights for the quarter:

•	Total digital revenue increased 24.6% from the same quarter a year ago, with the trend improving each quarter of this year;

•	Digital advertising revenue increased 14.8% and represented 18.5% of total advertising revenue;

•	Mobile advertising revenue increased 38.3%;

•	We have rolled out our full access subscription model in the majority of our markets;

•	Overall revenue trends improved again this quarter, with total revenue down 0.2% from the same quarter a year ago;

•	Digital audiences continued to grow at a double digit clip with 231.3 million mobile, tablet, desktop and app page views and 30.0 million unique visitors in the month of September 2014; and

•	Debt was reduced $10.3 million in the quarter and another $15.3 million since the end of our fiscal year.

FOURTH QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended September 28, 2014 totaled $162.1 million, a decrease of 0.2% compared with a year ago. Excluding the impact of a subscription-related expense reclassification as a result of moving to fee-for-service delivery contracts at several of our newspapers, operating revenue decreased 3.0%. This reclassification will increase both print subscription revenue and operating expenses, with no impact on operating cash flow(2) or operating income. Certain delivery expenses were previously reported as a reduction of revenue. A table later in this release details the impact of the reclassification on revenue and cash costs.

Combined print and digital advertising and marketing services revenue decreased 3.4% to $106.6 million, with retail advertising down 4.6%, classified down 3.6% and national up 5.6%. Retail preprint advertising decreased 4.9%. Combined print and digital classified employment revenue increased 2.2%, while automotive decreased 13.3%, real estate decreased 6.8% and other classified increased 0.5%. Digital advertising and marketing services revenue on a stand-alone basis increased 14.8% to $19.7 million and now totals 18.5% of total advertising and marketing services revenue. Mobile advertising revenue increased 38.3%. Print advertising and marketing services revenue on a stand-alone basis decreased 6.7%.

Subscription revenue increased 6.1%. Excluding the impact of the subscription-related expense reclassification, subscription revenue decreased 4.2%.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $24.7 million in the quarter, up 24.6%.

Cash costs increased 2.7% for the 13 weeks ended September 28, 2014. Compensation decreased 1.3%, with the average number of full-time equivalent employees down 3.3%. Newsprint and ink expense decreased 12.3%, primarily the result of a reduction in newsprint volume of 10.7%. Other operating expenses increased 10.6%. Excluding the impact of the subscription-related expense reclassification, cash costs decreased 0.8%. We expect our cash costs, excluding the subscription-related expense reclassification, to decrease 1.0-2.0% in the December 2014 quarter.

Operating cash flow decreased 10.0% from a year ago to $33.7 million. Operating cash flow margin(2) decreased to 20.8%, compared to 23.1% a year ago. We recorded $2.6 million of non-cash impairment losses in the current year quarter compared to $171.1 million in the prior year quarter. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $20.7 million in the current year quarter, compared with an operating loss of $142.4 million a year ago. Operating income margin was 12.8% in the current year quarter.

Non-operating expenses decreased 27.4% for the 13 weeks ended September 28, 2014. Interest expense decreased 11.2% due to lower debt balances and non-cash interest expense of $1.2 million in the prior year quarter. We recognized $5,543,000 of non-operating income in the current year quarter due to the change in fair value of stock warrants issued in connection with our refinancing in 2014. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $3.2 million, compared with a loss of $88.7 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	September 28 2014		September 29 2013
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	3,162	0.06	(88,697)	(1.71)
Adjustments:
Impairment of intangible and other assets	2,644		171,094
Debt financing and reorganization costs	992		88
Other, net	(4,227)		1,726
	(591)		172,908
Income tax effect of adjustments, net	(1,733)		(71,093)
	(2,324)	(0.04)	101,815	1.96
Income attributable to Lee Enterprises, Incorporated, as adjusted	838	0.02	13,118	0.25
FULL ACCESS SUBSCRIPTION INITIATIVE

As previously reported, we launched our full access subscription initiative in April. As of today, 30 markets have been launched and we are on track to launch all of our markets before June 2015. Early results are promising, with large numbers of print subscribers activating their digital subscriptions in the markets launched. And, thanks in part to a major customer service initiative, subscriber losses have been lower than expected. We expect subscription revenue in the December 2014 quarter, excluding the impact of the subscription-related expense reclassification, to be comparable to the prior year level. Also as previously reported, due to the timing of the rollout and subscriber renewal dates, we expect the bulk of the positive revenue from this initiative to be realized in 2015.

YEAR-TO-DATE OPERATING RESULTS(3)

In 2014, we continued to drive strong digital revenue growth, transform our business, and rapidly reduce debt. Highlights for the year include the following:

•
Digital advertising revenue reached $75.2 million for the year, an increase of 12.0%, contributing to total digital revenue growth of 17.1% and improved overall advertising trends compared to the prior year;

•
We reduced reported cash costs 2.4%, and 3.7% excluding the subscription-related expense reclassification, exceeding guidance of a decrease of 3.0-3.5%. Since 2007 we have reduced cash costs of our continuing operations by more than 37%, totaling $297 million;

•	We achieved our sixth consecutive year of strong and stable adjusted EBITDA and unlevered free cash flow;

•	The Company returned to profitability, as reported, for the first year since 2010;

•	We completed a comprehensive refinancing of our long-term debt, significantly extending maturities, improving operating flexibility and providing a substantial runway for the future;

•	Debt principal reduction totaled $42.8 million in 2014 and $32 million borrowed to fund refinancing costs was also repaid; and

•	The Company’s stock price increased 24% during the year, resulting in an increase in equity value to stockholders of $38 million.

Operating revenue for the 52 weeks ended September 28, 2014, totaled $656.7 million, a decrease of 2.7% compared with the 52 weeks ended September 29, 2013. Excluding the impact of the subscription-related expense reclassification, operating revenue decreased 3.7%.

Combined print and digital advertising and marketing services revenue decreased 4.0% to $442.0 million, retail advertising decreased 3.4%, classified decreased 7.0% and national increased 3.6%. Retail preprint advertising decreased 1.7%. Combined print and digital classified employment revenue decreased 1.3%, while automotive decreased 14.2%, real estate decreased 6.2% and other classified decreased 6.1%. Digital advertising and marketing services revenue on a stand-alone basis increased 12.0% to $75.2 million. Mobile advertising revenue increased 27.6%. Print advertising and marketing services revenue on a stand-alone basis decreased 6.8%.

Subscription revenue decreased 0.1%. Excluding the impact of the subscription-related expense reclassification, subscription revenue decreased 3.9%.

Total digital revenue totaled $90.2 million year to date, up 17.1% compared with a year ago.

Cash costs for the 52 weeks ended September 28, 2014 decreased 2.4% compared to the same period a year ago. Compensation decreased 4.6%, with the average number of full-time equivalent employees down 4.8%. Newsprint and ink expense decreased 12.6%, primarily the result of a reduction in newsprint volume of 11.5%. Other operating expenses increased 3.0%. Excluding the impact of the subscription-related expense reclassification, cash costs decreased 3.7%.

Operating cash flow decreased 3.5% from a year ago to $155.1 million. Operating cash flow margin decreased to 23.6% from 23.8% a year ago. We recorded $3.0 million of noncash impairment losses in the current year compared to $171.1 million in the prior year. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income increased to $113.2 million in the 52 weeks ended September 28, 2014, compared with an operating loss of $57.3 million a year ago.

Non-operating expenses increased 21.2%, as we charged $22.9 million of debt financing costs to expense and recorded a $2.3 million loss related to a litigation settlement in 2014. These costs were partially offset by a 10.9% decrease in interest expense in the current year, due to lower debt balances and the refinancing of the Pulitzer Notes in May 2013, and $6,122,000 of non-operating income from the change in fair value of stock warrants. We recorded a $6.9 million gain on sale of an investment in the prior year period. Income attributable to Lee Enterprises, Incorporated for the year totaled $6.8 million, compared to a loss of $78.3 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			52 Weeks Ended
	September 28 2014		September 29 2013
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	6,795	0.13	(78,317)	(1.51)
Adjustments:
Impairment of intangible and other assets	2,980		171,094
Gain on sale of investment, net	—		(6,909)
Debt financing and reorganization costs	22,927		646
Other, net	891		7,828
	26,798		172,659
Income tax effect of adjustments, net	(11,487)		(70,991)
	15,311	0.28	101,668	1.96
Unusual matters related to discontinued operations	—	—	1,014	0.02
Income attributable to Lee Enterprises, Incorporated, as adjusted	22,106	0.41	24,365	0.47

SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars)	Sept 28 2014	Sept 29 2013	Percent Change	Sept 28 2014	Sept 29 2013	Percent Change

Subscription revenue, as reported	46,081	43,447	6.1	176,826	177,056	(0.1)
Adjustment for subscription-related expense reclassification	(4,442)	—	NM	(6,707)	—	NM
Subscription revenue, as adjusted	41,639	43,447	(4.2)	170,119	177,056	(3.9)

Total operating revenue, as reported	162,094	162,462	(0.2)	656,697	674,740	(2.7)
Adjustment for subscription-related expense reclassification	(4,442)	—	NM	(6,707)	—	NM
Total operating revenue, as adjusted	157,652	162,462	(3.0)	649,990	674,740	(3.7)

Total cash costs, as reported	128,347	124,959	2.7	501,642	514,013	(2.4)
Adjustment for subscription-related expense reclassification	(4,442)	—	NM	(6,707)	—	NM
Total cash costs, as adjusted	123,905	124,959	(0.8)	494,935	514,013	(3.7)

DEBT AND FREE CASH FLOW(2)

Debt was reduced $10.3 million in the quarter and by a net amount of $42.8 million for the fiscal year. As of September 28, 2014 the principal amount of debt was $804.8 million. As previously announced, on March 31, 2014, we completed a comprehensive refinancing of our long-term debt and borrowed an additional $32.0 million of debt in order to pay related debt refinancing costs, which was also repaid during the year.

Unlevered free cash flow totaled $32.2 million in the current year quarter compared to $47.5 million in the same quarter a year ago. Timing of receipt of income tax refunds was the biggest reason for the decrease. Unlevered free cash flow totaled $159.2 million for the fiscal year compared to $166.8 million in the prior year.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Standard Time. The live webcast will be accessible at lee.net and will be available for replay two hours later. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-397-5339 and entering a conference passcode of 354430 at least five minutes before the scheduled start.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.1 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 30.0 million unique visitors in September 2014. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact: dan.hayes@lee.net, (563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	Sept 28 2014	Sept 29 2013	Percent Change	Sept 28 2014	Sept 29 2013	Percent Change

Advertising and marketing services:
Retail	65,815	68,979	(4.6)	282,407	292,417	(3.4)
Classified:
Employment	8,576	8,395	2.2	33,123	33,560	(1.3)
Automotive	7,238	8,350	(13.3)	29,547	34,424	(14.2)
Real estate	4,586	4,920	(6.8)	17,699	18,862	(6.2)
All other	11,618	11,566	0.5	44,298	47,197	(6.1)
Total classified	32,018	33,231	(3.6)	124,667	134,043	(7.0)
National	5,988	5,672	5.6	24,867	23,999	3.6
Niche publications and other	2,787	2,433	14.5	10,060	10,081	(0.2)
Total advertising and marketing services revenue	106,608	110,315	(3.4)	442,001	460,540	(4.0)
Subscription	46,081	43,447	6.1	176,826	177,056	(0.1)
Commercial printing	2,880	2,945	(2.2)	12,050	12,625	(4.6)
Digital services and other	6,525	5,755	13.4	25,820	24,519	5.3
Total operating revenue	162,094	162,462	(0.2)	656,697	674,740	(2.7)
Operating expenses:
Compensation	61,511	62,327	(1.3)	243,054	254,831	(4.6)
Newsprint and ink	8,874	10,123	(12.3)	37,994	43,481	(12.6)
Other operating expenses	57,621	52,090	10.6	219,329	213,021	3.0
Workforce adjustments	341	419	(18.6)	1,265	2,680	(52.8)
Cash costs	128,347	124,959	2.7	501,642	514,013	(2.4)
Operating cash flow	33,747	37,503	(10.0)	155,055	160,727	(3.5)
Depreciation	5,220	5,179	0.8	20,920	21,302	(1.8)
Amortization	6,880	5,590	23.1	27,591	34,225	(19.4)
Loss (gain) on sales of assets, net	284	87	NM	(1,338)	110	NM
Impairment of intangible and other assets	2,644	171,094	(98.5)	2,980	171,094	(98.3)
Equity in earnings of associated companies	1,949	2,015	(3.3)	8,297	8,685	(4.5)
Operating income (loss)	20,668	(142,432)	NM	113,199	(57,319)	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	Sept 28 2014	Sept 29 2013	Percent Change	Sept 28 2014	Sept 29 2013	Percent Change

Non-operating income (expense):
Financial income	79	81	(2.5)	385	300	28.3
Interest expense	(18,691)	(21,056)	(11.2)	(79,724)	(89,447)	(10.9)
Debt financing costs	(992)	(88)	NM	(22,927)	(646)	NM
Other, net	4,607	411	NM	3,028	7,889	(61.6)
	(14,997)	(20,652)	(27.4)	(99,238)	(81,904)	21.2
Income (loss) before income taxes	5,671	(163,084)	NM	13,961	(139,223)	NM
Income tax expense (benefit)	2,296	(74,548)	NM	6,290	(62,745)	NM
Income (loss) from continuing operations	3,375	(88,536)	NM	7,671	(76,478)	NM
Discontinued operations, net of income taxes	—	1	NM	—	(1,246)	NM
Net income (loss)	3,375	(88,535)	NM	7,671	(77,724)	NM
Net income attributable to non-controlling interests	(213)	(162)	31.5	(876)	(593)	47.7
Income (loss) attributable to Lee Enterprises, Incorporated	3,162	(88,697)	NM	6,795	(78,317)	NM

Income (loss) from continuing operations attributable to Lee Enterprises, Incorporated	3,162	(88,698)	NM	6,795	(77,071)	NM

Earnings (loss) per common share:
Basic:
Continuing operations	0.06	(1.71)	NM	0.13	(1.49)	NM
Discontinued operations	—	—	NM	—	(0.02)	NM
	0.06	(1.71)	NM	0.13	(1.51)	NM

Diluted:
Continuing operations	0.06	(1.71)	NM	0.13	(1.49)	NM
Discontinued operations	—	—	NM	—	(0.02)	NM
	0.06	(1.71)	NM	0.13	(1.51)	NM

Average common shares:
Basic	52,442	51,916		52,273	51,833
Diluted	53,988	51,916		53,736	51,833

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 28 2014	Sept 29 2013	Sept 28 2014	Sept 29 2013

Advertising and marketing services	106,608	110,315	442,001	460,540
Subscription	46,081	43,447	176,826	177,056
Other	9,405	8,700	37,870	37,144
Total operating revenue	162,094	162,462	656,697	674,740
Compensation	61,511	62,327	243,054	254,831
Newsprint and ink	8,874	10,123	37,994	43,481
Other operating expenses	57,621	52,090	219,329	213,021
Depreciation and amortization	12,100	10,769	48,511	55,527
Loss (gain) on sales of assets, net	284	87	(1,338)	110
Impairment of goodwill and other assets	2,644	171,094	2,980	171,094
Workforce adjustments	341	419	1,265	2,680
Total operating expenses	143,375	306,909	551,795	740,744
Equity in earnings of associated companies	1,949	2,015	8,297	8,685
Operating income (loss)	20,668	(142,432)	113,199	(57,319)
Adjusted to exclude:
Depreciation and amortization	12,100	10,769	48,511	55,527
Loss (gain) on sales of assets, net	284	87	(1,338)	110
Impairment of intangible and other assets	2,644	171,094	2,980	171,094
Equity in earnings of associated companies	(1,949)	(2,015)	(8,297)	(8,685)
Operating cash flow	33,747	37,503	155,055	160,727
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,697	2,451	11,236	11,761
Adjusted to exclude:
Stock compensation	400	152	1,481	1,261
Adjusted EBITDA(2)	36,844	40,106	167,772	173,749
Adjusted to exclude:
Ownership share of TNI and MNI EBITDA (50%)	(2,697)	(2,451)	(11,236)	(11,761)
Add (deduct):
Distributions from TNI and MNI	2,342	3,219	9,996	11,398
Capital expenditures, net of insurance proceeds	(3,620)	(2,905)	(11,824)	(9,740)
Pension contributions	(800)	—	(1,522)	(6,016)
Cash income tax refunds (payments)	89	9,486	6,022	9,126
Unlevered free cash flow (2)	32,158	47,455	159,208	166,756
Add (deduct):
Financial income	79	81	385	300
Interest expense to be settled in cash	(18,692)	(19,871)	(77,330)	(84,012)
Debt financing costs paid	(311)	(305)	(31,587)	(1,071)
Free cash flow (deficit)	13,234	27,360	50,676	81,973

SELECTED LEE LEGACY(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 28 2014	Sept 29 2013	Sept 28 2014	Sept 29 2013

Advertising and marketing services	75,408	76,920	306,818	317,161
Subscription	30,492	27,307	113,992	110,335
Other	8,249	7,632	33,208	31,079
Total operating revenue	114,149	111,859	454,018	458,575
Compensation	45,606	46,059	180,641	185,470
Newsprint and ink	6,461	7,202	27,084	30,195
Other operating expenses	32,265	27,163	118,971	112,768
Depreciation and amortization	8,529	6,722	33,163	27,291
Loss (gain) on sales of assets, net	281	82	(1,362)	134
Impairment of goodwill and other assets	42	523	378	523
Workforce adjustments	116	360	551	1,546
Total operating expenses	93,300	88,111	359,426	357,927
Equity in earnings of associated companies	1,152	852	3,384	3,509
Operating income	22,001	24,600	97,976	104,157
Adjusted to exclude:
Depreciation and amortization	8,529	6,722	33,163	27,291
Loss (gain) on sales of assets, net	281	82	(1,362)	134
Impairment of intangible and other assets	42	523	378	523
Equity in earnings of associated companies	(1,152)	(852)	(3,384)	(3,509)
Operating cash flow	29,701	31,075	126,771	128,596
Add:
Ownership share of MNI EBITDA (50%)	1,795	1,183	5,905	5,964
Adjusted to exclude:
Stock compensation	400	152	1,481	1,261
Adjusted EBITDA	31,896	32,410	134,157	135,821
Adjusted to exclude:
Ownership share of MNI EBITDA (50%)	(1,795)	(1,183)	(5,905)	(5,964)
Add (deduct):
Distributions from MNI	1,000	1,250	4,750	5,250
Capital expenditures, net of insurance proceeds	(2,543)	(2,586)	(9,688)	(7,713)
Pension contributions	(70)	—	(87)	—
Cash income tax refunds (payments)	51	(5)	(266)	(365)
Intercompany charges not settled in cash	(3,381)	(1,958)	(9,678)	(8,396)
Other	—	—	(2,000)	(2,000)
Unlevered free cash flow	25,158	27,928	111,283	116,633
Add (deduct):
Financial income	79	81	385	300
Interest expense to be settled in cash	(18,095)	(18,187)	(73,491)	(74,641)
Debt financing costs paid	(311)	(40)	(31,579)	(140)
Free cash flow	6,831	9,782	6,598	42,152

SELECTED PULITZER(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 28 2014	Sept 29 2013	Sept 28 2014	Sept 29 2013

Advertising and marketing services	31,200	33,395	135,183	143,379
Subscription	15,589	16,140	62,834	66,721
Other	1,156	1,068	4,662	6,065
Total operating revenue	47,945	50,603	202,679	216,165
Compensation	15,905	16,268	62,413	69,361
Newsprint and ink	2,413	2,921	10,910	13,286
Other operating expenses	25,356	24,927	100,358	100,253
Depreciation and amortization	3,571	4,047	15,348	28,236
Loss (gain) on sales of assets, net	3	5	24	(24)
Impairment of goodwill and other assets	2,602	170,571	2,602	170,571
Workforce adjustments	225	59	714	1,134
Total operating expenses	50,075	218,798	192,369	382,817
Equity in earnings of associated companies	797	1,163	4,913	5,176
Operating income (loss)	(1,333)	(167,032)	15,223	(161,476)
Adjusted to exclude:
Depreciation and amortization	3,571	4,047	15,348	28,236
Loss (gain) on sales of assets, net	3	5	24	(24)
Impairment of intangible and other assets	2,602	170,571	2,602	170,571
Equity in earnings of associated companies	(797)	(1,163)	(4,913)	(5,176)
Operating cash flow	4,046	6,428	28,284	32,131
Add:
Ownership share of TNI EBITDA (50%)	902	1,268	5,331	5,797
Adjusted EBITDA	4,948	7,696	33,615	37,928
Adjusted to exclude:
Ownership share of TNI EBITDA (50%)	(902)	(1,268)	(5,331)	(5,797)
Add (deduct):
Distributions from TNI	1,342	1,969	5,246	6,148
Capital expenditures, net of insurance proceeds	(1,077)	(319)	(2,136)	(2,027)
Pension contributions	(730)	—	(1,435)	(6,016)
Cash income tax refunds (payments)	38	9,491	6,288	9,491
Intercompany charges not settled in cash	3,381	1,958	9,678	8,396
Other	—	—	2,000	2,000
Unlevered free cash flow	7,000	19,527	47,925	50,123
Add (deduct):
Interest expense to be settled in cash	(597)	(1,684)	(3,839)	(9,371)
Debt financing costs paid	—	(265)	(8)	(931)
Free cash flow	6,403	17,578	44,078	39,821

REVENUE BY REGION

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars)	Sept 28 2014	Sept 29 2013	Percent Change	Sept 28 2014	Sept 29 2013	Percent Change

Midwest	99,685	101,355	(1.6)	408,526	423,823	(3.6)
Mountain West	33,760	32,994	2.3	132,319	134,173	(1.4)
West	11,053	10,820	2.2	43,928	44,870	(2.1)
East/Other	17,596	17,293	1.8	71,924	71,874	0.1
Total	162,094	162,462	(0.2)	656,697	674,740	(2.7)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 28 2014	September 29 2013

Cash	16,704	17,562
Debt (Principal Amount)	804,750	847,500

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			52 Weeks Ended
	Sept 28 2014	Sept 29 2013	Percent Change	Sept 28 2014	Sept 29 2013	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	3,620	2,905	24.6	11,824	9,740	21.4
Newsprint volume (Tonnes)	13,691	15,334	(10.7)	58,007	65,560	(11.5)
Average full-time equivalent employees	4,443	4,596	(3.3)	4,515	4,740	(4.8)
Shares outstanding at end of period (Thousands of Shares)				53,747	52,434	2.5

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation and 50% of EBITDA from associated companies, minus equity in earnings of associated companies and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs are defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of associated companies and curtailment gains. Operating Cash Flow margin is defined as operating cash flow divided by operating revenue. The terms operating cash flow and EBITDA are used interchangeably.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, distributions from associated companies and cash income tax refunds, minus equity in earnings of associated companies, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

We also present selected information for Lee Legacy and Pulitzer Inc. ("Pulitzer"). Lee Legacy constitutes the business of the Company excluding Pulitzer, a wholly-owned subsidiary of the Company.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations and The Garden Island operations have been reclassified as discontinued operations for all periods presented.